News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Lien Nguyen (407) 826-4475

Tupperware Brands Reports First Quarter 2015 Results

•	First quarter sales up 3% in local currency+, at mid-point of guidance, and down 12% in dollars.

•	Adjusted*, diluted E.P.S. $1.02, up 4% in local currency.

•	GAAP diluted E.P.S. $0.59 versus $1.02 prior year including negative foreign exchange and incremental Venezuela impacts of $0.33 and $0.15, respectively.

•	South America segment, up 37% in local currency and down 21% in dollars. Brazil continued strong sales growth, up 46% in local currency.

Orlando, Fla., April 22, 2015 - (NYSE: TUP) Tupperware Brands Corporation today announced first quarter 2015 operating results.

Rick Goings, Chairman and CEO, commented, "We delivered right in the middle of our sales guidance in the first quarter, up 3% in local currency, despite a difficult comparison and a few challenged markets, demonstrating the strength of our diversified global portfolio. Significant contributors to sales growth were Argentina, Brazil, China, Tupperware U.S. and Canada, and the South African businesses."

Goings continued, "We feel confident in our ability to deliver improved results in the quarter ahead through the levers in our business model. At the same time, we look toward the future and executing our strategies to contemporize the business model, strengthen our core business fundamentals and extend our reach to better support and grow our 2.9 million global sales force.”

First Quarter Executive Summary

•
First quarter 2015 net sales were $582 million. Emerging markets**, accounting for 66% of sales, achieved an 8% increase in local currency. Established markets were down 6% in local currency primarily from Europe.

•
GAAP net income of $29.5 million, down 44% versus prior year GAAP net income of $52.2 million. Excluding the impact of foreign currency rates on the comparison, net income was down 16% versus prior year. Adjusted diluted E.P.S. of $1.02 included a 33 cent negative impact versus 2014 from changes in foreign exchange rates, which was four cents worse than the 29 cent impact included in January’s guidance. Earnings per share without items was down 22% versus last year in dollars and up 4% in local currency.

•	Total sales force of 2.9 million was up 2% versus prior year at the end of the quarter.

First Quarter Business Highlights

Europe: Strong increases by Portugal and the two South African businesses offset by lower sales in France and Germany

•	Segment sales were down 3% in local currency (down 20% in dollars).

•	Emerging markets were up 9% in local currency. Increase driven by Tupperware South Africa up 17%, Avroy Shlain in South Africa, up 15%, the small Middle East businesses, up 86%, and CIS, up 1%.

•	Established markets were down 9% in local currency. Germany was down 11% unable to recover from low sales in January. France was down 14% with some offset by Portugal, up 35% and Austria, up 9%.

Asia Pacific: China, Korea, Tupperware Australia and New Zealand sales up double digits partly offset by lower sales in Indonesia

•	Sales for the segment were up 3% in local currency (down 4% in dollars), driven by the emerging markets up 3% in local currency.

•
Emerging Market growth led by China, up 19%, and Korea, up 16%. Malaysia/Singapore was up 6% partly overcoming difficult externals. Indonesia was down 6% due to a lower sales force size and poorly accepted promotional offers. India was down 5% on lower activity, which was a sequential improvement and had a 2% larger sales force size at the end of the quarter.

•
Established markets even with prior year from Tupperware Australia and New Zealand up 16% on higher active sales force and Nutrimetics Australia and New Zealand up 9% offset by Tupperware Japan, down 20%.

Tupperware North America: Sales increase by Tupperware U.S. and Canada and Tupperware Mexico core business partly offset by business to business impact in Tupperware Mexico

•
Segment sales up 4% in local currency (down 2% in dollars), with 3% negative impact from absence of business to business sales. Tupperware United States and Canada sales were up 7% in local currency with strong underlying indicators. Sales force size closed 8% above prior year.

•
Tupperware Mexico sales up 1%, including lapping a large business to business sale in the first quarter 2014. Core business was up 7%. Sales force size up 3% at the end of first quarter compared with prior year.

Beauty North America: BeautiControl and Fuller Mexico sales down driven by lower sales force size

•	Sales for the segment were down 7% in local currency (down 14% in dollars), 1/2 of which was from the closing in April 2014 of the Armand Dupree business in the United States.

•	BeautiControl sales were down 9%, primarily from lower sales force activity in light of announced sales force compensation changes.

•
Fuller Mexico local currency sales were down 2% from the prior year. Continued focus on stabilizing and growing the number of sales force managers and total sales force size in a highly challenging external environment.

South America: Leveraged 8% larger sales force along with inflation driven price increases

•
Segment sales up 37% in local currency and down 21% in dollars (excluding Venezuela, up 16% in dollars), driven by increases in Argentina and Brazil. Brazil was up 46% in local currency, primarily reflecting higher volume from a large sales force size advantage and a good activity rate and some timing benefit.

•	Argentina was up 36% primarily due to inflation related higher prices.

•
Segment's active sales force was up 5%. The 32 point difference between the local currency sales and active seller comparisons reflected pricing in Argentina and a mix shift towards Brazil that has a larger average order size, along with its timing benefit.

2015 Outlook (Unaudited)

Based on current business trends and foreign currency rates, the Company's second quarter and fiscal 2015 full year guidance is provided below.

Company Level

	13 Weeks Ended		13 Weeks	52 Weeks Ended		52 Weeks
	Jun 27, 2015		Ended	Dec 26, 2015		Ended
	Low	High	Jun 28, 2014	Low	High	Dec 27, 2014

USD Sales Growth vs Prior Year	(13)%	(11)%	(2)%	(10)%	(8)%	(2)%
GAAP EPS	0.99	$1.04	$0.93	$3.80	$3.90	$4.20
GAAP Pre-Tax ROS	11.8%	12.1%	10.4%	11.3%	11.4%	11.4%

Local Currency+ Sales Growth vs Prior Year	5%	7%	3%	4%	6%	5%
EPS Excluding Items*	$1.14	$1.19	$1.47	$4.60	$4.70	$5.38
Pre-Tax ROS Excluding Items*	13.1%	13.4%	14.7%	13.2%	13.3%	13.9%

FX Impact on EPS Comparison (a)	($0.40)	($0.40)		($1.13)	($1.13)

(a)	Impact of changes in foreign currency versus prior year are updated monthly and posted at: Tupperware Brands Foreign Exchange Impact.

Full year 2015

•	Tax rate excluding items is expected to be 25.5%, and 27.8% on a U.S. GAAP basis.

•	Venezuela:

•
For full year 2015, in the table above, of the $1.13 negative year-over-year impact of changes in rates on diluted earnings per share, 28 cents relates to weaker rates for the Venezuelan bolivar. The bolivar to U.S. dollar exchange rate used in translating the Company’s first quarter 2014 operating activity was 6.3 bolivars to the U.S. dollar, was 10.8 bolivars to the U.S. dollar in the second quarter and was 50.0 in the second half of 2014 and January 2015. In February 2015, the Venezuelan government launched an overhaul of its foreign currency exchange structure for obtaining U.S. dollars, eliminating the SICAD 2 auction process and introducing the Marginal Currency System, or Simadi, whose rate was approximately 195.0 bolivars to the U.S. dollar as of April 20, 2015. The Company used the Simadi rate to translate its February and March 2015 operating activity and has assumed it will use the Simadi rate to translate its future operating activity.

•
As a unit accounted for as hyperinflationary under U.S. GAAP, Venezuela’s functional currency is the U.S. dollar and the impact of changes in the bolivar to U.S. dollar exchange rate on the unit’s net monetary assets are reflected as a transactional impact in the Company’s net income rather than as a cumulative translation adjustment. Assuming that the current Simadi exchange rate of approximately 195.0 continues in 2015, there will be a negative translation impact from Venezuela on the Company’s second quarter sales comparisons of 3.3 percentage points and 2.3 percentage points on the full year comparison, and a negative impact on the diluted earnings per share comparisons with 2014 in the second quarter, and full year of 13 cents, and 28 cents, respectively. Second quarter 2014 sales and segment profit in Venezuela were $24 million and $9 million, respectively. In the second half of 2014, sales and segment profit in Venezuela were $10 million and $1.4 million respectively.

Segment Level

•
For the full year, sales in local currency are expected to be about even in Europe, up mid-single digit in Asia Pacific, even to up low single digit in Tupperware North America, even to down low single digit in Beauty North America and up high 20s% in South America.

•
Pre-tax return on sales without items for the full year, versus 2014, is expected to be about even in Europe and Asia Pacific, down around 1 point in Tupperware North America, up about 2 points in Beauty North America, and down about 0.5 points in dollars and up about 2.5 points in local currency in South America.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

First Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, April 22, 2015, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release, on www.tupperwarebrands.com.

Tupperware Brands Corporation is the leading global marketer of innovative, premium products across multiple brands utilizing a relationship based selling method through an independent sales force of 2.9 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “guidance”, “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on; Tupperware Brands Foreign Exchange Impact. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, asset retirement obligations, re-engineering and fixed asset impairment charges and beginning in 2015 pension settlements.  Further, while the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment, and pension settlements, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from indicated financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars and has mandated at various levels the exchange rate for U.S. dollars. Due to the sporadic timing and magnitude of changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated, as well as gains from obtaining U.S. dollars at exchange rates more favorable than those at which the bolivars were last recorded. These items have occurred recently for reporting purposes in the first, second and third quarters of 2014 and the first quarter of 2015.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. This includes the impact on sales and earnings from currency devaluations in Venezuela. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
FIRST QUARTER SALES STATISTICS*
(UNAUDITED)

All Units	Reported Sales Inc/(Dec)%	Restated+ Sales Inc/(Dec)%	Active Sales Force	Inc/(Dec) vs. Q1 '14%		Total Sales Force	Inc/(Dec) vs. Q1 '14%
Europe	(20)	(3)	102,566	(1)	a,b	681,239	—
Asia Pacific	(4)	3	238,627	2	c	1,045,518	2
TW North America	(2)	4	100,470	4	d	355,043	4
Beauty North America	(14)	(7)	220,491	(8)	e	440,755	(5)
South America	(21)	37	103,852	5	f	403,652	8
Total All Units	(12)	3	766,006	(1)		2,926,207	2

Emerging Market Units
Europe	(6)	9	65,740	3	a	490,172	—
Asia Pacific	(2)	3	208,291	1		930,551	2
TW North America	(10)	1	89,074	3		265,113	3
Beauty North America	(12)	(2)	195,635	(7)		373,863	(4)
South America	(21)	37	103,852	5	f	403,652	8
Total Emerging Market Units	(9)	8	662,592	(1)		2,463,351	2

Established Market Units
Europe	(26)	(9)	36,826	(9)	b	191,067	1	b
Asia Pacific	(13)	—	30,336	9	c	114,967	6
TW North America	5	7	11,396	16	d	89,930	8
Beauty North America	(21)	(20)	24,856	(13)	e	66,892	(12)
South America	—	—	—	—		—	—
Total Established Market Units	(18)	(6)	103,414	(3)		462,856	1

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Notes
a The higher local currency sales than active seller increase in Europe emerging markets reflected lower active sellers and higher productivity in CIS, in light of a change in standards and approach, as well as a mix shift away from units with a lower than average order size.
b The decrease in active sellers in Europe established markets, with a small increase in total sellers, most significantly reflected a poor response to promotional offers in Germany in January.
c More active sellers with even sales in Asia Pacific established markets reflected a lower order average in Tupperware Australia/New Zealand, as well as a better engagement of casual sellers in the Nutrimetics Australia/New Zealand unit.
d More new sellers in the United States and Canada contributed to the higher number of active sellers in Tupperware North America established markets caption, at a smaller average order size as the new sellers got engaged in the business.
e The more significant decrease in sales than in active sellers in Beauty North America established markets reflected a lower order size at BeautiControl from smaller orders following a change in the sales force compensation approach, and the absence of sales by the high order size Armand Dupree business in the United States, which stopped operating in the second quarter of 2014.
f The much higher local currency sales increase in South America, compared with the increase in active sellers, primarily reflected inflation driven price increases in Argentina, a mix shift toward Brazil that has a higher than average order size and lapping of 2014 supply chain issues and orders prior to a price increase in Brazil.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended
	Mar 28, 2015	Mar 29, 2014
Net sales	$581.8	$663.2
Cost of products sold	191.6	221.6
Gross margin	390.2	441.6

Delivery, sales and administrative expense	313.4	344.5
Re-engineering and impairment charges	16.2	2.3
Gains on disposal of assets	0.6	1.8
Operating income	61.2	96.6

Interest income	0.5	0.7
Interest expense	13.3	12.4
Other expense, net	7.2	14.1
Income before income taxes	41.2	70.8
Provision for income taxes	11.7	18.6
Net income	$29.5	$52.2

Net income per common share:
Basic earnings per share	$0.59	$1.04
Diluted earnings per share	$0.59	$1.02

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended		Reported	Restated*	Foreign
	Mar 28, 2015	Mar 29, 2014%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe	$171.7	$213.3	(20)	(3)	$(36.0)
Asia Pacific	191.7	199.0	(4)	3	(12.2)
TW North America	79.5	81.5	(2)	4	(5.1)
Beauty North America	62.9	73.5	(14)	(7)	(6.0)
South America	76.0	95.9	(21)	37	(40.4)
	$581.8	$663.2	(12)	3	$(99.7)

Segment profit:
Europe	$29.3	$40.3	(27)	(14)	$(6.3)
Asia Pacific	39.0	40.9	(5)	1	(2.2)
TW North America	13.0	13.6	(4)	6	(1.3)
Beauty North America	(0.3)	(0.7)	(56)	(80)	(0.9)
South America	3.2	3.4	(4)	—	(10.3)
	84.2	97.5	(14)	10	(21.0)

Unallocated expenses	(14.6)	(14.4)	2	(9)	(1.8)
Gains on disposal of assets	0.6	1.8	(64)	(64)	—
Re-engineering and impairment charges	(16.2)	(2.3)	+	+	—
Interest expense, net	(12.8)	(11.8)	10	10	—
Income before taxes	41.2	70.8	(42)	(14)	(22.8)
Provision for income taxes	11.7	18.6	(37)	(9)	(5.7)
Net income	$29.5	$52.2	(44)	(16)	$(17.1)

Net income per common share (diluted)	$0.59	$1.02	(42)	(14)	$(0.33)

Weighted average number of diluted shares	50.3	51.1

* 2015 actual compared with 2014 translated at 2015 exchange rates
+ Greater than 100% change

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Mar 28, 2015				13 Weeks Ended Mar 29, 2014
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit:
Europe	$29.3	$—		$29.3	$40.3	$—		$40.3
Asia Pacific	39.0	0.6	a	39.6	40.9	0.6	a	41.5
TW North America	13.0	—		13.0	13.6	—		13.6
Beauty North America	(0.3)	2.0	a	1.7	(0.7)	3.7	a,d	3.0
South America	3.2	9.4	a,b	12.6	3.4	13.6	a,b	17.0
	84.2	12.0		96.2	97.5	17.9		115.4

Unallocated expenses	(14.6)	—		(14.6)	(14.4)	—		(14.4)
Gains on disposal of assets	0.6	(0.6)	c	—	1.8	(1.8)	c	—
Re-engineering and impairment charges	(16.2)	16.2	d	—	(2.3)	2.3	d	—
Interest expense, net	(12.8)	—		(12.8)	(11.8)	—		(11.8)
Income before taxes	41.2	27.6		68.8	70.8	18.4		89.2
Provision for income taxes	11.7	5.9	e	17.6	18.6	3.7	e	22.3
Net income	$29.5	$21.7		$51.2	$52.2	$14.7		$66.9

Net income per common share (diluted)	$0.59	$0.43		$1.02	$1.02	$0.29		$1.31

a Amortization of intangibles of acquired beauty units.
b As a result of step devaluations in the Venezuelan bolivar from 6.3 bolivars per U.S. dollar to 10.8 bolivars per U.S dollar as of the end of March 2014 and 50 bolivars per U.S. dollar to 172 and 190 bolivars per U.S. dollar as of the end of January 2015 and February 2015, respectively, the Company had impacts of $9.3 million in 2015 and $13.4 million in 2014.  These amounts related to expense from re-measuring bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at which the amounts went on the balance sheet, rather than the exchange rates in use when they were included in income.
c Gain on disposal of assets of $0.6 million in 2015 and $1.8 million in 2014 was primarily from the sale of land near the Orlando, FL headquarters.
d In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures.  Also included was a $13.5 million fixed asset impairment in Venezuela in 2015, and in 2014, a $1.6 million inventory obsolescence charge related to the decision to cease operating the  Armand Dupree business in the United States.
e Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In millions)	13 Weeks Ended	13 Weeks Ended
	March 28, 2015	March 29, 2014
Operating Activities:
Net cash used in operating activities	$(13.8)	$(18.3)

Investing Activities:
Capital expenditures	(13.9)	(14.4)
Proceeds from disposal of property, plant & equipment	2.1	4.2
Net cash used in investing activities	(11.8)	(10.2)

Financing Activities:
Dividend payments to shareholders	(33.7)	(32.6)
Repurchase of common stock	(0.9)	(16.9)
Repayment of long-term debt and capital lease obligations	(0.9)	(1.0)
Net change in short-term debt	71.7	58.5
Proceeds from exercise of stock options	3.1	4.8
Excess tax benefits from share-based payment arrangements	0.8	5.8
Net cash provided by financing activities	40.1	18.6

Effect of exchange rate changes on cash and cash equivalents	(7.6)	(17.8)
Net change in cash and cash equivalents	6.9	(27.7)
Cash and cash equivalents at beginning of year	77.0	127.3
Cash and cash equivalents at end of period	$83.9	$99.6

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Mar 28, 2015	Dec 27, 2014
Assets:
Cash and cash equivalents	$83.9	$77.0
Other current assets	667.8	675.7
Total current assets	751.7	752.7

Property, plant and equipment, net	264.7	290.3
Other assets	714.6	734.9
Total assets	$1,731.0	$1,777.9

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$268.5	$219.3
Accounts payable and other current liabilities	470.7	526.0
Total current liabilities	739.2	745.3

Long-term debt	609.9	612.1
Other liabilities	216.7	234.7
Total shareholders' equity	165.2	185.8
Total liabilities and shareholders' equity	$1,731.0	$1,777.9

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 22, 2015
(UNAUDITED)

	Second Quarter	Second Quarter
(In millions, except per share data)	2014 Actual	2015 Outlook
		Range
		Low	High
Income before income taxes	$70.0	$69.6	$72.9

Income tax	$22.4	$19.8	$20.6
Effective Rate	32%	28%	28%

Net Income (GAAP)	$47.6	$49.8	$52.3

% change from prior year		5%	10%

Adjustments(1):
Gains on disposal of assets	(0.5)	—	—
Re-engineering and impairment charges	4.1	3.6	3.6
Net impact of Venezuelan bolivar devaluations	22.2	1.0	1.0
Acquired intangible asset amortization	3.1	2.7	2.7
Income tax(2)	(1.4)	0.2	0.2
Net Income (adjusted)	$75.1	$57.3	$59.8

Exchange rate impact(3)	(20.7)	—	—
Net Income (adjusted and 2014 restated for currency changes)	$54.4	$57.3	$59.8

% change from prior year		5%	10%

Net income (GAAP) per common share (diluted)	$0.93	$0.99	$1.04

% change from prior year		6%	12%

Net Income (adjusted) per common share (diluted)	$1.47	$1.14	$1.19

Net Income (adjusted & restated) per common share (diluted)	$1.07	$1.14	$1.19

% change from prior year		7%	11%

Average number of diluted shares (millions)	51.1	50.4	50.4

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2014 actual and 2014 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 22, 2015
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2014 Actual	2015 Outlook
		Range
		Low	High
Income before income taxes	$298.2	$265.3	$272.1

Income tax	$83.8	$73.8	$75.5
Effective Rate	28%	28%	28%

Net Income (GAAP)	$214.4	$191.5	$196.6

% change from prior year		(11)%	(8)%

Adjustments(1):
Gains on disposal of assets	$(2.7)	$(0.7)	$(0.7)
Re-engineering, impairments and pension settlements	13.4	24.6	24.6
Net impact of Venezuelan bolivar devaluations	42.4	10.3	10.3
Acquired intangible asset amortization	11.9	10.9	10.9
Income tax(2)	(4.8)	(5.3)	(5.3)
Net Income (adjusted)	$274.6	$231.3	$236.4

Exchange rate impact(3)	(57.9)	—	—
Net Income (adjusted and 2014 restated for currency changes)	$216.7	$231.3	$236.4

% change from prior year		7%	9%

Net income (GAAP) per common share (diluted)	$4.20	$3.80	$3.90

% change from prior year		(10)%	(7)%

Net Income (adjusted) per common share (diluted)	$5.38	$4.60	$4.70

Net Income (adjusted & restated) per common share (diluted)	$4.25	$4.60	$4.70

% change from prior year		8%	11%

Average number of diluted shares (millions)	51.0	50.3	50.3

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2014 actual and 2014 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

	As of and for the four quarters ended
	March 28, 2015
Adjusted EBITDA:
Net income	$191.7
Add:
Depreciation and amortization	63.4
Gross interest expense	47.4
Provision for income taxes	76.9
Pretax non-cash re-engineering and impairment charges	15.5
Equity compensation	17.7
Deduct:
Gains on land sales, insurance recoveries, etc.	(1.5)
Total Adjusted EBITDA	$411.1

Consolidated total debt	$878.4
Divided by adjusted EBITDA	411.1
Debt to Adjusted EBITDA Ratio	2.14	a

* Amounts and calculations are based on the definitions and provisions of the Company's $650 million Credit Agreement dated September 11, 2013 and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.
a There is a $37.8 million impact on adjusted EBITDA from the Venezuelan fixed asset impairment and bolivar devaluations occurring in the four quarters ending March 2015 that increased the debt to adjusted EBITDA ratio by 0.18.